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                                                                   EXHIBIT 12

                          POST APARTMENT HOMES, L.P

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (Dollars in Thousands)

                                                       SIX MONTHS
                                                          ENDS
                                                         JUNE 30,
                                                   -------------------
                                                    1996         1995
                                                   ------       ------
Pre-tax income continuing operations             $ 24,875     $ 16,491
                                                 --------     --------
Fixed charges
  Interest incurred and amortization of debt
    discount and premium on all indebtedness       13,124       14,473
  Rentals - 33.34% (1)                                243          339
                                                 --------     --------

Total fixed charges                                13,367       14,812
                                                 --------     --------

Earnings before income taxes, minority interest
  and fixed charges                                38,242       31,303
Adjustment for capitalized interest                (1,909)      (2,926)
                                                 --------     --------

Total earnings                                   $ 36,333     $ 28,377
                                                 ========     ========

Ratio of Earnings to Fixed Charges                    2.7          1.9
                                                 ========     ========

(1) The interest factor of rental expense is calculated as one-third of rental expense which represents an appropriate interest factor.